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Exhibit 23.3

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement on Form S-8, No. 333-94153, pertaining to the 1998 Stock Option Plan of Fog Cutter Capital Group Inc., formerly Wilshire Real Estate Investment Inc. (the "Company"), of our reports dated February 20, 2003, February 5, 2002, February 8, 2001 and February 11, 2000, with respect to the consolidated financial statements of the Company for the years ended December 31, 2002, 2001, 2000 and 1999, respectively, included in the Company's 2002, 2001, 2000 and 1999 Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission.

                      /s/ ERNST & YOUNG LLP
                      ERNST & YOUNG LLP

Los Angeles, California
March 20, 2003

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Consent of Independent Auditors